[ANCHOR FINANCIAL CORPORATION NEWS
 RELEASE GRAPHIC APPEARS HERE]

FOR IMMEDIATE RELEASE
CONTACT: TOMMY LOOPER
                  843-946-3164

                  BETH BRANHAM
                  843-946-3191


                       Anchor Financial Corporation Board
                           Authorizes Stock Repurchase

Myrtle Beach, SC, December 15, 1999 - The Board of Directors of Anchor Financial Corporation (Nasdaq: AFSC) has authorized the purchase of up to 160,000 of the company's outstanding shares or approximately 2% of its total outstanding shares. The purchases will take place over the next 12 months in the open market or in privately negotiated transactions at times deemed appropriate. A majority of the shares to be purchased are being allocated to options under the company's stock option plans.

Anchor Financial Corporation has assets of $1.2 billion and operates 33 banking offices in South Carolina and North Carolina. The Corporation's web address is www.anchorfinancialcorp.com.